Exhibit 10.1

PROGRAM DESCRIPTION

2015 Short-Term Incentive Compensation Program

2015 Long-Term Incentive Compensation Program

Introduction

You have been selected to participate in the Company's 2015 Short-Term Incentive Compensation Program and its 2015 Long-Term Incentive Compensation Program.  These two programs give you the opportunity to earn additional cash compensation depending on the achievement of financial and personal goals in calendar year 2015, as well as to earn stock-based compensation that is dependent on the achievement of goals at the end of a three-year period beginning January 1, 2015.

The purpose of these programs is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or who are expected to make) important contributions to the Company.  Participants do not have any special right to continued employment by the Company because of their participation in the programs.

The cash incentive compensation program is referred to as the Short-Term Incentive Compensation Program, or STIP, and the stock-based incentive compensation program is referred to as the Long-Term Incentive Compensation Program, or LTIP.  In this Program Description, the Company's common stock will be referred to simply as common stock.

Both the Short-Term Incentive Compensation Program and the Long-Term Incentive Compensation Program were adopted by the Compensation Committee of the Board of Directors of the Company to be effective on January 1, 2015.  The LTIP has been adopted under the Company's Stock Incentive Plan, which, among other things, provides for stock-based awards.

Sterling sets high goals — goals that are designed to encourage key employees to exert an extra effort to raise the Company's performance to the next level.  The STIP and the LTIP are designed to provide you with that incentive, both in the near term and over the course of several years.

These programs reflect the pay-for-performance philosophy of the Company by linking your opportunity to earn additional compensation to the achievement of Company, operating unit, and individual performance goals.

References in this Program Description to being an employee of the Company or employment with the Company mean an employee of or with the Company or one of its operating divisions.
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Part I:  The Short-Term Incentive Compensation Program

STIP Target Amount.

Each participant in the STIP is assigned an STIP Target Amount, which is expressed as a percentage of his or her base salary.  Participants do not necessarily have the same STIP Target Amounts.  Your 2015 STIP Target Amount is set forth in Appendix A to this Program Description.

The STIP Target Amount is the amount that you can earn if 100% of the 2015 financial goal and your personal goals are met.  The actual payout, if any, may be less than or more than your STIP Target Amount depending on the Company's actual financial results, your operating unit's actual financial results (if you are employed by one of the Company's operating units) and your individual performance during the year measured against personal goals that are set at the beginning of the year.

STIP Performance Goals.

There are three types of STIP goals for participants with operating responsibilities, and two types of goals for participants who do not have operating responsibilities.

•	A Company financial goal, which is based on achieving a target level of earnings per share in 2015, which is referred to as the EPS Goal.

•	An operating unit financial goal, which is based on your operating unit achieving a target level of earnings before interest and taxes in 2015, which is referred to as the EBIT Goal.

•	Personal goals, which are established at the beginning of the year and consist of tasks to be accomplished in 2015 that are considered to require an extra or particular effort on your part.

Your STIP Target Amount is allocated among the goals, as follows:

Participant	Company EPS Goal STIP Target %	Operating Unit EBIT Goal STIP Target %	Personal Goals STIP Target %
Operating Unit Participants	25%	50%	25%
Non-Operating Unit Participants	50%	N/A	50%

Calculation of Payouts.

At the end of 2015, the level of the achievement of the EPS Goal and the EBIT Goal will be determined from the Company's audited financial statements.

The level of the achievement of your personal goals will be determined by the manager to whom you report directly, and for some participants, by a committee of the Board of Directors.

Once the levels of achievement have been determined, the payout for each goal will be determined.

•	Payout for Financial Goals. The payout, if any, for financial goals is determined from the following formula in which STA refers to your STIP Target Amount:

STA times the percent of STA allocated to the financial goal, times the percent of the financial goal that was achieved in 2015.  However, there is a minimum and a maximum achievement level:

If the achievement level of a financial goal is below 80%, no payout will be made for that goal.

If the achievement level of a financial goal is more than 100%, the payout cannot exceed 120% of the STA allocated to that goal.

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•
Payout for Personal Goals.  The payout for the completion of personal goals is determined by the percentage of your goals that you complete satisfactorily in 2015.  Just as for financial goals, the formula for payout on personal goals is —

STA times the percent of STA allocated to personal goals, times the percentage of personal goals satisfactorily completed.  However, any positive level of achievement will result in some payout, but there cannot be more than a 100% payout for satisfactorily completing all of your personal goals.

Termination of Employment During Calendar Year 2015.  In the event that you cease to be an employee of the Company during 2015, your participation in the STIP will be treated as follows:

Reason for Termination	Effect on your Participation in the STIP
For Cause (as defined in your LTIP award agreement)	No payment under the STIP will be made to you.
Your Resignation	No payment under the STIP will be made to you.
Without Cause, Permanent Disability, Death or Retirement (as defined by the Compensation Committee)
The incentive compensation that you would have earned, if any, had your employment not terminated, based on the level of achievement of the financial goal or goals at the end of 2015, and assuming that you had completed all of your personal goals satisfactorily, will be multiplied by a fraction, the numerator of which is the number of days in 2015 that you were an employee of the Company, and the denominator of which is 365.  The resulting incentive compensation, if any, will be paid to you at the end of the Program Cycle.

Part II:  The Long-Term Incentive Compensation Program

LTIP Target Amount.  Each participant in the LTIP is assigned an LTIP Target Amount, which, just like the STIP Target Amount, is a percentage of the participant's base salary.  Your LTIP Target Amount is set forth in Appendix A.  Participants do not necessarily have the same LTIP Target Amounts, and your LTIP Target Amount is not necessarily the same as your STIP Target Amount.

Awards.  Awards under the LTIP are for a three-year period, referred to as the Program Cycle, that starts on January 1, 2015 and ends at 5:30 p.m. Central Time on December 31, 2017.  The award will consist of one or both of the following:

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Time-Based Shares. Time-Based Shares are shares of common stock that are subject to restrictions on their sale or other transfer, and that are released from those restrictions (that is, they vest) at the end of the Program Cycle so long as the participant is an employee of the Company at the end of the Program Cycle.

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RSU's.  RSU stands for restricted stock unit.  An RSU is an unfunded and unsecured, non-transferable promise by the Company to issue (subject to the terms and conditions of the award agreement) one share of common stock.  RSU's will be converted into shares of common stock (that is, they will vest) at the end of the Program Cycle based on the extent to which, if at all, a goal based on the Company's stock price — the TSR Goal — is met.  For RSU's to vest, you must also be an employee of the Company at the end of the Program Cycle, except as otherwise described below.

Some participants will be awarded only Time-Based Shares.  A participant's LTIP Target Amount is converted into an award of Time-Based Shares or RSU's, or a combination of both, by dividing the LTIP Target Amount by the simple average of the closing prices of the common stock during December 2014.  Any RSU's that are awarded to a participant are referred to as his or her Target RSU's.  All awards under the LTIP are contingent on the participant signing the Company's form of LTIP Award Agreement.

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The number of Time-Based Shares and RSU's, if any, that you have been awarded is also set forth in Appendix A.

Vesting.  No un-vested Time-Based Shares and no un-vested Target RSU's may be transferred by a participant during the Program Cycle.

•
Time-Based Shares.  Your Time-Based Shares will vest if you are still an employee of the Company at the end of the Program Cycle.  If they vest, the Time-Based Shares become no longer subject to the LTIP's transfer restrictions.

•
Target RSU's.  At the end of the Program Cycle, Target RSU's will be eligible for vesting based on the level of achievement of the TSR Goal, which is described below.  Vested RSU's are converted into shares of common stock that are no longer subject to the LTIP's transfer restrictions.

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Continuing Restrictions.  Vested Time-Based Shares and shares of common stock issued for vested RSU's remain subject to all restrictions imposed on them by federal and state securities laws, rules and regulations, and by the Company's policies and rules relating to common stock.

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Forfeitures.  Time-Based Shares that fail to vest are automatically forfeited, returned to the Company, and retired.  Target RSU's that fail to vest are automatically forfeited, canceled, and cease to be subject to vesting.  No compensation is paid to a participant for any of his or her Time-Based Shares or Target RSU's that are forfeited.

The TSR Goal.  The vesting level of Target RSU's is based on the total shareholder return, or TSR, of the Company over the course of the Program Cycle compared to the TSR of a list of publicly-traded companies, a Peer Group.  The Compensation Committee believes that the companies in the Peer Group are sufficiently similar to the Company in size and/or other characteristics as to make a comparison with them appropriate.  In this way, the TSR Goal is a measure of the Company's performance within the context of other companies that are subject to the same industry and economic trends and factors as the Company.

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TSR.  TSR is the percentage change in a company's stock price (plus dividends paid) over a period of time.  For the LTIP, TSR is the change in the Company's stock price over the course of the Program Cycle.  Although dividends are included in the calculation of a company's TSR, the Company has not paid any dividends in the past, and does not anticipate doing so in the future.  It is likely that some of the companies in the Peer Group will pay dividends during the Program Cycle.  A list of the companies in the Peer Group is set forth in Appendix B-1 to this Program Description.

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For purposes of computing the Company's TSR, the beginning stock price will be the simple average of its closing stock prices during the month of December 2014, and the ending stock price will be the average in December 2017.

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TSR Goal Achievement.  Achievement of the TSR Goal is based on the percentile ranking of the Company's TSR against the TSR's of the Peer Group.  The following table shows possible levels of the Company's TSR ranking, and the corresponding percentage of Target RSU's that would vest at that level.  As can be seen in the table, it is possible for more RSU's to vest than a participant's Target RSU's, and at the other extreme, it is possible for none of a participant's Target RSU's to vest.  The Company's TSR ranking that falls between the percentages in the table will be determined by linear interpolation.

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The Company's TSR Percentile Rank	Percentage of Target RSU's that Vest
80% or higher	150%
50%	100%
25%	25%
Below 25%	0%

By way of illustration only, an example of how the Company's ranking might appear at the end of the Program Cycle is attached as Appendix B-2 to this Program Description.

Termination of Employment.  In the event that a participant's employment with the Company terminates before the end of the Program Cycle, his or her Time-Based Shares and RSU's, if any, will be treated as follows:

Reason for Termination	Effect on Time-Based Shares and RSU's
For Cause (as defined in the award agreement)	All Time-Based Shares and RSU's, if any, will be forfeited.
Resignation by the Participant	All Time-Based Shares and RSU's, if any, will be forfeited.
Without Cause, Permanent Disability or Death (as defined in the award agreement)	All Time-Based Shares and RSU's will vest.
Retirement (as defined by the Compensation Committee)
The number of Time-Based Shares and any Target RSU's that would have vested had your employment not terminated, based on the Company's TSR ranking at the end of the Program Cycle, will be multiplied by a fraction, the numerator of which is the number of whole calendar months in the Program Cycle that you were an employee of the Company, and the denominator of which is 36.  The resulting number of Time-Based Shares and RSU's, if any, will vest at the end of the Program Cycle.

Part III:  Terms Affecting Both Programs

Administration of the Programs.  The two programs are administered by the Compensation Committee of the Board of Directors.  Among other things, the Committee determines those employees who are eligible to participate in the programs; the participants' STIP and LTIP Target Amounts; the allocations between Time-Based Shares and RSU's; and the goals and other performance measures.  At the end of the Program Cycle, the Committee determines whether and to what extent the financial goals, and in some cases the personal goals and other performance measures, have been met.

The Committee will correct any defects, supply any omissions, and reconcile any inconsistencies in the programs or in any award made under the programs in the manner and to the extent it believes necessary or advisable to implement the programs.  The decisions by the Committee on matters that are not expressly determined by award agreements will be made in the Committee's good faith discretion.  In the event of a conflict between the terms of this Program Description and a participant's award agreement, the terms of the award agreement will govern.  In the event of a conflict between this Program Description and the Stock Incentive Plan, the terms of the Stock Incentive Plan will govern.

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Taxes & Tax Consequences.  STIP Payouts.

•	Any payout under the STIP will be made in the first quarter of 2016, but no later than March 15, 2016.

•
Payouts under the STIP are treated as 2016 supplemental income for federal income tax withholding purposes.  The Company is currently required to withhold 25% of the payout amount plus Social Security and Medicare taxes on the payout.

•	Payouts may also be subject to state income tax withholding, and to any garnishment, levy or other wage withholding order affecting the participant.

•	Payouts are not eligible for deferral into a participant's Company 401(k) account.

Taxes & Tax Consequences.  LTIP Vesting.

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Generally, a participant will not recognize taxable income at the time Time-Based Shares and RSU's are received, but will recognize taxable income when they vest — that is, when the LTIP restrictions on Time-Based Shares expire, and when Target RSU's are converted into shares of unrestricted common stock.  The taxable income recognized by a participant is equal to the fair market value of the vested shares on the vesting date, which is the last day of the Program Cycle.  The Company is currently required to withhold from the participant 25% of the taxable income recognized as well as Social Security and Medicare taxes.

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The Compensation Committee permits participants to satisfy the Company's LTIP withholding requirements (but not the STIP withholding requirements) by transferring to the Company shares of common stock that have vested under the LTIP (or any shares of common stock owned by the participant that he or she has held for at least six months) and that have a market value on the last trading day of the Program Cycle equal to the taxes that the Company is required to withhold.

•	More information about the tax consequences of participating in the LTIP is contained in the Plan Description of the Stock Incentive Plan.

The Company's Claw-Back Policy.  The Company's Claw-Back Policy applies to all payments made under the STIP, and all RSU's, Time-Based Shares and shares of common stock issued under the LTIP.  A copy of the Claw-Back Policy is attached as Appendix C to this Program Description.  Please read it.  It affects any incentive compensation (cash or stock) that was paid to you if the Company subsequently, for whatever reason, restates the financial statements on which all or a portion of that incentive compensation was based.

Change of Control.  A "Change of Control" of the Company is defined in the Company's Stock Incentive Plan, and generally refers to an acquisition of the Company or a large portion of the Company through acquisition of shares of common stock, acquisition of assets of the Company, a merger or the like.  If there is a Change of Control before the end of the Program Cycle, your STIP Target Amount will become payable in full and all Target RSU's and Time-Based Shares will vest.

Governing Law.  The provisions of the STIP and the LTIP are governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to any of its conflicts of law provisions.

Compliance with Section 409A of the Code.  The Company intends that the STIP and the LTIP and each award agreement either (a) complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder; or (b) is excepted from the provisions of Section 409A.  As a result, the Company has the right to amend the programs or any award agreement, or both, in order to cause them to be in compliance with Section 409A or to qualify for being excepted from the provisions of Section 409A, and to take any other actions under the programs and any award agreement to achieve that compliance or exception.
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[Form of] Appendix A

Your Key Numbers for Both Programs

The Short-Term Incentive Compensation Program

Financial Goals:	The 2015 Company EPS Goal: Your 2015 Operating Unit EBIT Goal:

Your STIP Target Amount:
Your 2015 Base Salary	Your STIP Target Amount Percent — Dollars	Your STIP Target Amount EPS Goal Allocation Percent — Dollars	Your STIP Target Amount EBIT Goal Allocation Percent — Dollars	Your STIP Target Amount Personal Goals Allocation Percent — Dollars

Your personal goals will be set forth on the form developed for that purpose by the Human Resources Department.

A change in your base salary during 2015 will not affect your STIP Target Amount.

The Long-Term Incentive Compensation Program

TSR Ranking Goal:

Your LTIP Target Amount

Your 2015 Base Salary:
Your LTIP Target Amount — Percent:
Your LTIP Target Amount — Dollars:
The average common stock closing price per share in December 2014:

Time-Based Shares			Restricted Stock Units
Percent	Dollars	Shares	Percent	Dollars	RSU's

A change in your base salary during 2015 will not affect your LTIP Target Amount.
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[Form of] Appendix B-1
The Peer Group*
Sorted by Revenues

Name	2014 Revenues	Average Closing Price in December 2014	Market Capitalization at December 31, 2014	Net Income
Sterling Construction Company, Inc.
MasTec, Inc.
Tutor Perini Corporation
Granite Construction Incorporated
Willbros Group Inc.
Primoris Services Corporation
Dycom Industries Inc.
Layne Christensen Company
Great Lakes Dredge & Dock Corporation
U.S. Concrete, Inc.
Integrated Electrical Services, Inc.
Orion Marine Group, Inc.
Argan, Inc.

*	Any company that ceases to be publicly traded during the Program Cycle will be deleted from the Peer Group.

[Form of] Appendix B-2
A Hypothetical TSR Ranking List

This is an example of how the TSR ranking list might look at the end of the Program Cycle.  The actual numbers will be different.

Company Name By Descending Stock Price	Average Stock Price December 2014	Average Stock Price December 2017	Change in Stock Price	TSR	Percent Rank
Sterling Construction Company, Inc.
MasTec, Inc.
Tutor Perini Corporation
Granite Construction Incorporated
Willbros Group Inc.
Primoris Services Corporation
Dycom Industries Inc.
Layne Christensen Company
Great Lakes Dredge & Dock Corporation
U.S. Concrete, Inc.
Integrated Electrical Services, Inc.
Orion Marine Group, Inc.
Argan, Inc.

Appendix C

Sterling Construction Company, Inc.

Claw-Back Policy

1.
It is the policy of the Company that the amount of any bonus or other incentive compensation (together, "Incentive Compensation") that has already been paid to an employee of the Company (either in cash or in common stock of the Company, or both) that was based on financial statements that are subsequently restated shall, if necessary, be adjusted either by repayment by the employee to the Company or by making an additional payment to the employee so that the employee will have received no more and no less than the amount that he or she would have received had the financial statements been restated before the amount of the Incentive Compensation was determined.

2.	If as a result of the restatement, the Incentive Compensation is shown to have been —

(a)	Overpaid, the recipient shall return the amount of the overpayment within sixty days of a written demand therefor by the Company.

(b)	Underpaid, the Corporation shall pay the amount of the underpayment within thirty days of the completion of the restatement.

3.
In the event that any repayment by an employee under this policy involves the re-conveyance to the Company of shares of common stock that have been sold by the employee, the proceeds realized from the sale shall be repaid to the Corporation.  If the shares shall have been otherwise transferred, or shall have been pledged or encumbered, the employee shall convey to the Company either —

(a)	The market value of such shares at the date of such transfer, pledge or encumbrance or at the date the demand for repayment is made, whichever is higher; or

(b)	Shares of common stock of the Company having such market value.

4.
Any payment and/or conveyance of shares to the Company under this policy shall be made whether or not the employee required to make the payment or conveyance was culpable with respect to the error, event, act or omission that caused the restatement to be made, but nothing in this policy shall be construed to prevent the Company from pursuing other remedies against the employee if the Company determines that he or she was in fact culpable in any respect.

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Adopted by the Board of Directors on January 18, 2011